Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

August 9, 2017

AK Steel Holding Corporation

AK Steel Corporation

9227 Centre Pointe Drive

West Chester, OH 45069

Dear Ladies and Gentlemen:

We have acted as counsel to AK Steel Corporation, a Delaware corporation (“AK Steel”), AK Steel Holding Corporation, a Delaware corporation (“Parent”), AK Tube LLC, a Delaware limited liability company (“AK Tube”), Mountain State Carbon, LLC, a Delaware limited liability company (“MSC”) and AK Steel Properties, Inc., a Delaware corporation (“AK Steel Properties” and together with AK Steel, Parent, AK Tube and MSC, the “Companies”), in connection with the offer and sale by AK Steel of $280.0 million aggregate principal amount of 6.375% Senior Notes due 2025 (the “Notes”), pursuant to the Underwriting Agreement, dated as of August 2, 2017 (the “Agreement”), among the Companies, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein. AK Steel’s obligations under the Notes are fully and unconditionally guaranteed (the “Guarantees”) by each of Parent, AK Tube, MSC and AK Steel Properties (the “Guarantors”). The Notes will be issued pursuant to a base indenture dated as of May 11, 2010 (the “Base Indenture”), among the Company and Parent, U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the Eighth Supplemental Indenture, dated as of August 9, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Companies and the Trustee.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (Registration No. 333-210758), filed on April 15, 2016 (as amended by Post-Effective Amendment No. 1 filed on June 13, 2016 and Post-Effective Amendment No. 2 filed on March 16, 2017, the “Registration Statement”); (ii) the Prospectus, dated March 16, 2017 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the Prospectus Supplement, dated August 2, 2017 (the “Prospectus Supplement”); (iv) the Indenture (including the Guarantees contained therein); (v) an executed copy of the global note representing the Notes; (vi) the Restated Certificate of Incorporation of Parent and the Certificate of Amendment of Restated Certificate of Incorporation of AK Steel; (vii) the Amended and Restated Bylaws of Parent and the Amended and Restated Bylaws of AK Steel; (viii) the certificate of incorporation, certificate of formation, bylaws and limited liability company agreement of each of AK Steel Properties, AK Tube and MSC, as applicable; and (ix) such records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of each of the Companies, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

AK Steel Holding Corporation August 9, 2017 Page 2

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of each of the Companies.

Based on and subject to the foregoing we are of the opinion that:

1. The Notes, when authenticated by the Trustee, will constitute valid and binding obligations of AK Steel, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The Guarantees, upon authentication of the Notes by the Trustee, will constitute a valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate and limited liability company laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP